Exhibit 10.11

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the              day of             , 2004 by and between EAGLE HOSPITALITY PROPERTIES TRUST, INC., a real estate investment trust formed under the laws of the state of Maryland (referred to hereinafter as the “REIT’), and J. William Blackham (“Employee”).

W I T N E S S E T H:

WHEREAS, the parties desire to provide for Employee’s employment by the REIT and to provide him with compensation incident thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1. Employment. The REIT agrees to employ the Employee, and the Employee agrees to be employed by the REIT, upon the terms and conditions set forth in this Agreement.

2. Term. The initial term of Employee’s employment pursuant to this Agreement shall begin on the date first written above and shall continue for a period of five (5) years thereafter, unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 11(c), if applicable, 11(d), if applicable, 11(e), if applicable, and 12, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

3. Renewal Term. The term of Employee’s employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement sixty (60) days prior to the expiration of the then expiring term. Employee’s base salary for each renewal, term shall be negotiated and mutually agreed upon by and between the REIT and Employee.

4. Duties. Employee shall serve as the Chief Executive Officer of the REIT. Employee shall be responsible to and report directly to the Chairman of the Board of the REIT. Employee shall devote his best efforts and his full business time to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the REIT’s business. Employee further agrees to refrain, during the term of this Agreement, from profiting from any transaction or initiative involving any other real estate investment trust or other transaction or initiative that could be considered competitive in nature with the REIT without the express written consent of the Board of Directors.

5. Compensation. For all services rendered by the Employee under this Agreement, compensation shall be paid to Employee as follows:

(a) Base Salary. Employee’s base annual salary shall be Three Hundred Thousand Dollars ($300,000.00). Employee’s base salary shall be paid to him on a semi-monthly basis in accordance with the REIT’s standard and customary payroll practices.

(b) Incentive Compensation/Bonus. To be determined by the Governance and Compensation Committee of the Board of Directors in its sole and complete discretion. The objective of this Section 5(b) is and shall be to provide Employee with an opportunity to earn additional incentive compensation in the form of cash and/or performance/restricted stock based upon the REIT’s attainment of certain stated financial results under the approved business plan for the REIT and the Employee’s performance in fulfilling his duties and obligations to the REIT. Employee understands that the REIT’s payment of any cash bonus and/or any such award of performance stock will be contingent upon the REIT and Employee’s attainment of the goals/criteria/benchmarks which have yet to be established by the REIT’s Board of Directors. Once the Governance and Compensation Committee of the Board of Directors has specified terms and conditions for the above described incentive compensation/bonus, same shall be reduced to writing, each year signed by both the REIT and Employee and made a part of this Agreement.

(c) IPO Restricted Stock. In addition to the annual base compensation and bonus compensation provided in Sections 5(a) and 5(b) herein above, Employee shall also receive Eighty-Three Thousand Three Hundred Thirty-Three (83,333) shares of REIT common stock, which shall be restricted and subject to a five-year vesting schedule. The aforesaid five (5) year vesting schedule shall be in equal amounts of 20% per year at the end of each 12-month period, provided Employee is then employed by the REIT. In addition, the vesting schedule shall include provisions that allow for the acceleration of vesting of the IPO restricted stock not sooner than three years in the event the REIT and Employee exceed a certain 15% stock growth performance threshold to be established by the Governance and Compensation Committee and approved by the Board of Directors. Employee understands and acknowledges that any future restricted stock awarded to him hereunder shall be made subject to any and all terms and conditions contained in the REIT’s 2004 Long-Term Performance Stock Incentive Plan.

(d) Employee shall be responsible for any and all taxes consequences incident to the restricted stock award, which is contemplated herein above, in accordance with the legal requirements and voluntary elections for recognizing the value conferred to Employee thereunder as ordinary income to him.

6. Fringe Benefits. During the term of this Agreement, Employee shall be entitled to the following benefits:

(a) Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by REIT on its employees and/or offered to REIT employees.

(b) Vacation - Employee shall be entitled each year to a vacation of three (3) weeks during which time his compensation will be paid in full; provided, however, such weeks may not be taken consecutively without the written consent of the Chairman of the Board.

(c) Life Insurance - During the term of this Agreement, the REIT shall maintain on the life of Employee, provided he is insurable at standard rates a term life insurance policy in the amount of Two Million Dollars ($2,000,000.00) or such lesser amount designated by Employee. Employee shall have the right to designate the beneficiary of such policy. Employee agrees to take any and all physicals that are necessarily incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessarily incident to the procurement of key person insurance upon his life by the REIT. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $2,000,000.00 of coverage or such lesser amount designated by Employee.

(d) Employee shall be responsible for any and all taxes, owed, if any, on the fringe benefits provided to him pursuant to this Section 6, and it is understood the company will not provide an automobile or allowance.

7. Expenses. During the term of Employee’s employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable, verified and customary business expenses incurred by Employee in fulfilling Employee’s duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the REIT.

8. Non-Competition & Non-Solicitation. In connection with the diligent, faithful and loyal discharge of the duties of Employee’s employment under this Agreement, Employee agrees that so long as he is employed by the REIT (whether or not pursuant to the provisions of this Agreement) he will not, directly or indirectly, be employed by, or otherwise give assistance to or be affiliated with (as an employee, consultant, independent contractor of any type, director or otherwise) any person, firm, corporation, trust or entity which is directly or indirectly engaged in a competitive business with that carried on by the REIT, any of its investment properties or affiliates, and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT. Employee agrees that so long as he is employed by the REIT, he will not own, engage in, conduct, manage, operate, participate in, be employed by or be connected in any manner whatsoever with any competitive business with that carried on by the REIT, any of its investment properties, and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT or become associated with, in any capacity, or employ or attempt to employ any current or future employee of the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT or induce any such employee to leave any such entity’s employ.

In addition, as an inducement for and as additional consideration for the REIT entering into this Agreement, Employee agrees that for a period of one (1) year commencing on the termination of employment, he will not, with any other person, corporation or entity, directly or indirectly, by stock or other ownership, investment, employment, or otherwise, or in any relation whatsoever:

(1) solicit, divert or take away or attempt to solicit, divert or take away any of the business or investors of the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT;

(2) attempt to seek or cause any vendor or investor of the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT to refrain from continuing their relationship with the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT;

(3) engage in any other business activity which is directly or indirectly competitive with the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT, within a fifty (50) mile radius of the REIT’s principal place of business, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies. The parties agree that the application of this non-competition provision shall extend to any other city/state in which the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT actively conduct business and/or own real estate during the term of this Agreement;

(4) knowingly employ or attempt to employ in any capacity any employee or agent of REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT.

(5) perform services, either as an employee or as a consultant, for any competitive real estate investment trust or business activity of Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT.

For purposes of this Section 8, a competitive real estate investment trust or business shall mean any person, corporation, partnership or other legal entity engaged, directly or indirectly, through subsidiaries or affiliates, in any other business activity which can reasonably be determined to be competitive with the principal business activity being engaged in by the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT; and any other business activity which the REIT and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT subsequently become involved in after the date of this Agreement.

Employee has carefully read and has given careful consideration to all the terms and conditions of this Agreement and agrees that they are necessary for the reasonable and proper protection of the REIT’s business. The Employee acknowledges that the REIT has entered into this Agreement because of Employee’s promise that he will abide by and be bound by each of the terms contained in this Section 8. The Employee agrees that REIT shall be entitled to injunctive relief to enforce these terms in addition to all other legal remedies. Employee acknowledges that each and every one of the terms of this provision is reasonable in all respects including their subject matter, duration, scope and the geographical area embraced herein and waives any and all right to compensation and/or benefits herein mentioned or referred to if Employee violates the provisions of this Section 8.

9. Non-Disclosure and Assignment of Confidential Information. The Employee acknowledges that the REIT’s trade secrets and confidential and proprietary information, including without limitation:

(a) unpublished information concerning the REIT’s:

(i) research activities and plans,

(ii) marketing or sales plans,

(iii) operational techniques,

(iv) supplier lists, and

(v) strategic plans;

(b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

(c) internal confidential manuals; and

(d) any “material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the REIT. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person’s confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the REIT and its subsidiaries or affiliates. The Employee’s obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

10. Termination.

(a) Termination for Cause. The REIT may terminate the Employee’s employment under this Agreement at any time for Cause, upon written notice by the REIT to the Employee. For purposes of this Agreement, the term “Cause” shall mean termination upon: (i) the failure by employee to substantially perform his duties with the REIT, provided written notice has been given by the Board, it being expressly understood that this is a failure to carry out direct duties and responsibilities but is not intended to apply to failure to achieve financial results; (ii) the engaging by Employee in conduct which is materially injurious to the REIT, monetarily or otherwise, including but not limited to any material or repetitious misrepresentation related to his duties or the business, including, but not limited to reporting and/or communicating misinformation to the Chairman of the Board or the Board of Directors and/or failing to report and/or communicate material information to the Chairman of the Board or the Board of Directors; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee’s neglect or misconduct in carrying out his duties hereunder resulting, in either case, in harm to the REIT; (v) insubordination; (vi) demonstrably willful and deliberate act, or failure to act committed in bad faith, without reasonable belief that such action or inaction is in the best interest of company, which causes material harm to the REIT, and (vii) any material breach by Employee of this Agreement.

(b) Termination Without Cause or by the Employee Without Good Reason. Any party may terminate this Agreement at any time without Cause (in the case of the REIT) or without Good Reason (in the case of the Employee), upon giving the other party ninety (90) days’ written notice. At the REIT’s sole discretion, it may substitute ninety (90) days’ salary in lieu of notice. Any salary paid to the Employee in lieu of notice shall not be offset against any entitlement the Employee may have to the Severance Payment pursuant to Section 11(c).

(c) Termination by Employee for Good Reason. The Employee may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Employee to the REIT. For purposes of this Agreement, “Good Reason” for termination shall mean, without the Employee’s consent: (i) the assignment to the Employee of substantial duties or responsibilities inconsistent with the Employee’s position at the REIT, or any other action by the Board which results in a substantial diminution of the Employee’s duties or responsibilities other than any such reduction which is remedied by the REIT within 30 days of receipt of written notice thereof from the Employee; (ii) the REIT’s failure to pay the Employee any Base Salary or other compensation to which he becomes entitled through no fault of employee, other than an inadvertent failure which is remedied by the REIT within thirty (30) days after receipt of written notice thereof from the Employee (or ten (10) days for failure to pay Base Salary); or (iii) a substantial reduction in the Employee’s aggregate Base Salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets.

(d) Employee’s Death or Disability. The Employee’s employment shall terminate immediately upon his death or, upon written notice as set forth below, his disability. For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by REIT and the other by Employee) competent to give opinions in the area of the disabled Employee’s physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the REIT and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by the REIT.

11. Compensation Upon Termination.

(a) General. Regardless of the reason for any termination of this Agreement, the Employee (or the Employee’s estate if the Employment Period ends on account of the Employee’s death) shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or stock plan, or any other employee benefit plan or program of the REIT; and (v) except in the case of “Termination by the REIT for Cause,” pursuant to Section 10(a), any bonus or incentive compensation that was approved by the Board, and has accrued, but not paid.

(b) Termination for Cause or by Employee Without Good Reason. If the REIT terminates the Employee’s employment for Cause or the Employee terminates his employment without Good Reason, the Employee shall have no rights or claims against the REIT or any of its affiliates except to receive the payments and benefits described in Section 11(a).

(c) Termination Without Cause or by Employee for Good Reason. Except as provided in Section 11(d), if the REIT terminates the Employee’s employment without Cause pursuant to Section 5(b), or the Employee terminates his employment for Good Reason pursuant to Section 10(c), the Employee shall be entitled to receive, in addition to the items referenced in Section 11(a), the following:

(i) continued payment of his Base Salary, at the rate in effect on his last day of employment, for a period of 12 months (the “Severance Payment”). The Severance Payment shall be paid in approximately equal installments on the REIT’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Employee to the REIT;

(ii) continued payment by the REIT for the Employee’s life, health and disability insurance coverage during the 12 month severance period referenced in Section 11(c)(i) to the same extent that the REIT paid for such coverage immediately prior to the termination of the Employee’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the 12 month severance period, the REIT thereafter shall be obliged only to pay to the Employee an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(iii) vesting as of the last day of his employment in any unvested portion of any stock option and any restricted stock previously issued to the Employee by the REIT; and

None of the benefits described in this Section 11(c) will be payable unless the Employee has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the REIT and its affiliates and their respective officers, directors and employees, from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment.

(d) Termination Following Change in Control. If, (x) during the Employment Period and within 24 months following a Change in Control, (to the extent employee is unaffiliated with and did not cause or cooperate to cause the event of change) the REIT (or its successor) terminates the Employee’s employment without Cause pursuant to Section 10(b) or the Employee terminates his employment for Good Reason pursuant to Section 10(c), or the employee is expected to relocate his home to a location which is more than 50 miles from the then existing corporate headquarters location, the Employee shall be entitled to receive, in addition to the items referenced in Section 11(a), the following:

(i) continued payment of his Base Salary, at the rate in effect on his last day of employment, for a period of 36 months (the “Control Change Severance Payment”). The Control Change Severance Payment shall be paid in approximately equal installments on the REIT’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Employee to the REIT;

(ii) continued payment by the REIT for the Employee’s life, health and disability insurance coverage during the 36 month severance period referenced in Section 6(d)(i) to the same extent that the REIT paid for such coverage immediately prior to the termination of the Employee’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the 24 month severance period, the REIT thereafter shall be obligated only to pay to the Employee an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(iii) vesting as of the last day of his employment in any unvested portion of any stock option and any restricted stock previously issued to the Employee by the REIT; and

(iv) a bonus equal to three times the greater of (x) the average of all bonuses paid to the Employee (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding two years (or the period of the Employee’s employment if shorter), and (y) the most recent bonus paid to the Employee. Such bonus shall be paid to the Employee within sixty (60) days following the end of the fiscal year in which such termination occurs.

(v) (A) In the event that any Control Change Severance Payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Employee (under this Agreement or otherwise), shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the REIT shall pay to the Employee an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Employee after the deduction of the Excise Tax (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid. The calculation of such gross up amount shall be provided by the accountant at the time of the event of change.

(vi) None of the benefits described in this Section 11(d) will be payable unless the Employee has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the REIT and its affiliates and their respective officers, directors and employees, from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment.

(vii) For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(A) The ownership or acquisition (whether by a merger contemplated by Section 11(d)(vii)(B) below, or otherwise) by any Person (other than a Qualified Affiliate (as defined below)), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of (1) the REIT’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the REIT’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(B) The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including then exercisable conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 11(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(C) Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the REIT;

(D) Incumbent Directors cease to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or is otherwise named in the REIT’s registration statement on Form S-11 as consenting to serve on the Board of Directors upon the closing of the initial public offering of the REIT’s common stock or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

(E) A Change in Control shall also be deemed to have occurred immediately before the completion of a tender offer for the REIT’s securities representing more than fifty percent (50%) of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(F) For purposes of this Agreement, the following definitions shall apply:

(a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT’s securities; and

(d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the REIT, (ii) any employee benefit plan (or related trust) sponsored or maintained by the REIT or by any entity controlled by the REIT; or (iii) any Person consisting or controlled in whole or in part of or by the Employee or one or more individuals who are then the REIT’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the REIT as indicated in its most recent securities filing made before the date of the transaction.

(e) Termination In the Event of Death or Disability. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the REIT). Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability pursuant to Section 10(d).

12. Payments to Extend Covenant Not to Compete of Employee. In the event the REIT does not renew this Agreement upon the expiration of the initial term of this Agreement or any renewal term, the REIT shall have the option to pay Employee an amount equal to his base annual salary that was in effect prior to such non-renewal of his Employment Agreement in twelve (12) consecutive equal monthly installments commencing thirty (30) days after the date of termination of employment in consideration for Employee not competing with the REIT for a period of twelve (12) months from the date of the termination of his employment for any of the reasons set forth above, as applicable.

13. Severability. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

14. Governing Law. This Agreement shall be governed and construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

15. Notices. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

If to the REIT, to:

Eagle Hospitality Properties Trust, Inc.

Attention: Chairman of the Board of Directors

100 E. RiverCenter Blvd.

Suite 480

Covington, KY 41011

If to the Employee, to:

16. Enforcement of Rights. The parties expressly recognize that any breach of this Agreement by either party is, likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

17. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18. Parties in Interest. This Agreement shall inure to the benefit and shall be binding upon the REIT, the Employee, and their respective successors, assigns and heirs. The rights of Employee under this Agreement shall not be assignable. The REIT, however, reserves the right to assign this Agreement, without Employee’s consent. Any assignee of the REIT shall be entitled to all rights and benefits of the REIT contained in this Agreement and shall also be required to perform any and all duties, responsibilities and obligations to Employee as prescribed hereunder.

19. Representation of Employee. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

20. Prior Agreement. This Agreement shall supersede and cancel any previous agreement entered into by and between the Employee and the REIT regarding the subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:

Name:

Title:

J. William Blackham